Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made effective as of the date of the last signature hereto (the “Effective Date”), by and between Greenlane Subsidiary Inc., a Delaware corporation (“Buyer”), and Berachain Operations Corporation, a company incorporated in the British Virgin Islands (“Seller”). Buyer and Seller are collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, the Seller owns certain quantities of different cryptographic Tokens (“Tokens”);

AND WHEREAS, the Buyer desires to purchase, and the Seller desires to sell, the Tokens under the terms and conditions set forth in this Agreement;

AND WHEREAS this Agreement is entered into together with Token Lending Agreement between the Parties;

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions and Interpretation:

1.1.	In this Agreement, the following terms shall, when written with a capitalized initial letter, have the definition ascribed to them below:

(a)	“Account Freeze” means that the Seller’s account on any of the Exchanges has been frozen.

(b)	“Act of Insolvency” has the meaning provided in the Token Lending Agreement.

(c)	“Agreement” means this agreement, as may be amended from time to time.

(d)	“Best Bid” means the highest bid price of the Tokens on any Exchange at a moment in time.

(e)	“Borrower” has the meaning provided in the Token Lending Agreement.

(f)	“Borrower Wallet” has the meaning provided in the Token Lending Agreement.

(g)	“Business Day” means any day except Saturday, Sunday or a statutory holiday in the Cayman Islands.

(h)	“Clause” means any clause of this Agreement.

(i)	“Closing Date” means the timestamp that the Tranche Purchase Value is delivered to the Seller’s Wallet. The timestamp will be taken from the public blockchain records that the tokens are sent on.

(j)	“Completed Schedule” means a Schedule A, Schedule B or Schedule C where the Buyer or Seller has completed all required fields.

(k)	“Delivered” shall have that meaning ascribed in Clause 2.2 of this Agreement.

(l)	“Premium Schedule” means a schedule mutually agreed to by the Parties that associates specific Tranche Purchase Price premiums with corresponding levels of Settlement Flexibility, to be selected on a tranche-by-tranche basis and reflected in the Delivered Tranche Notice.

(m)	“Exchange” means only those cryptocurrency exchanges where the Token trades and which the parties have agreed in writing constitute “Exchanges.”.

(n)	“Hacker Event” has the meaning provided in the Token Lending Agreement.

(o)	“Historic Knockout Amount” means the quotient of each Historic Knockout Rate and its corresponding Hourly Average as described in Clause 3.4 of this Agreement.

(p)	“Historic Knockout Rates” means the Knockout Zones that elapsed during the Pricing Period set out in the applicable Delivered Schedule B Tranche Notice as further described in Clause 3.3 of this Agreement.

(q)	“Knockout Zone 1 Hourly Rate” means the Knockout Zone 1 Daily Rate indicated on the Schedule B Tranche Notice divided by 24.

(r)	“Knockout Zone 2 Hourly Rate” means the Knockout Zone 2 Daily Rate indicated on the Schedule B Tranche Notice divided by 24.

(s)	“Knockout Zone 3 Hourly Rate” means the Knockout Zone 3 Daily Rate indicated on the Schedule B Tranche Notice divided by 24.

(t)	“Knockout Zone 4 Hourly Rate” means the Knockout Zone 4 Daily Rate indicated on the Schedule B Tranche Notice divided by 24.

(u)	“Knockout Zone 5 Hourly Rate” means the Knockout Zone 5 Daily Rate indicated on the Schedule B Tranche Notice divided by 24.

(v)	“Knockout Zone” means Knockout Zone 1, Knockout Zone 2, Knockout Zone 3, Knockout Zone 4 and/or Knockout Zone 5, as applicable and as further defined in Clause 3.1 and the applicable Schedule B Tranche Notice.

(w)	“Lender” has the meaning provided in the Token Lending Agreement.

(x)	“Lent Token Amount” has the meaning provided in the Token Lending Agreement.

(y)	“Make Whole” means the increase or decrease that the Buyer and Seller mutually agree to adjust the Tranche Purchase Price of a Schedule B Tranche.

(z)	“Market Out Tranche Purchase Value” means any USDT or USDC amount less than the Requested Tranche Purchase Value determined by the Seller acting reasonably and in good faith in the event of a Market Out.

(aa)	“Market Out” means any abnormal market behaviour, identified and determined as such by the Seller in its good faith discretion.

(bb)	“Material Adverse Effect” means any effect on the business, operations, properties, or financial condition of a Party that is incurable, unmitigable, material and adverse to such Party, taken as a whole and/or any condition, circumstance, change in applicable law or situation that would be reasonably likely to render legally impracticable (including from a compliance perspective) with the ability of the Seller and/or the Buyer to enter into and perform any of its obligations under this Agreement in any material respect.

(cc)	“Pricing Period” means the number of contiguous hours indicated in a Tranche Notice, each as applicable, beginning at the start time indicated in the same Tranche Notice.

(dd)	“Purchased Amount” means the number of tokens that the Seller records in the Schedule D breakdown of the Tranche. The Purchased Amount is reset after each Tranche is Settled.

(ee)	“Requested Tranche Purchase Value” means either the Requested Tranche Purchase Value indicated in a Delivered Schedule A Tranche, or the Knockout Zone 5 Hourly Rate multiplied by the Pricing Period indicated on a Schedule B Tranche, or Tranche Purchase Value indicated on a Schedule C Tranche Request.

(ff)	“Requirement of Law” means as to any person, the organizational or governing documents of such person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such person or any of its property or to which such Person or any of its property is subject.

(gg)	“Schedule B Tranche TWAP” means the weighted average price that considers the time elapsed in different Knockout Zones during a Pricing Period. The Schedule B Tranche TWAP will be equal to the sum of all Historic Knockout Rates divided by the sum of all Historic Knockout Amounts in a given Pricing Period set out in the applicable Schedule B Tranche Notice.

(hh)	“Schedule A Tranche” means the sale of Tokens pursuant to Clause 2 of this Agreement pursuant to a Tranche Notice substantially in the form of Schedule A attached hereto.

(ii)	“Schedule B Tranche” means the sale of Tokens as described in Clauses 2 and 3 of this Agreement pursuant to a Schedule B Tranche Notice.

(jj)	“Schedule B Tranche Notice” means a Tranche Notice substantially in the form of Schedule B attached hereto.

(kk)	“Schedule C Tranche” means a sale of Tokens pursuant to Clause 2 of this Agreement pursuant to a Tranche Notice substantially in the form of Schedule C attached hereto.

(ll)	“Schedule C Tranche Notice” means a Tranche Notice substantially in the form of Schedule C attached hereto.

(mm)	“Settled” shall have that meaning set forth in Clause 2.5 of this Agreement.

(nn)	“Settlement Flexibility” means the Seller’s right, on a tranche-by-tranche basis, to determine the actual Tranche Purchase Value within a range extending both below and above the Requested Tranche Purchase Value, calculated as any amount between:

(i)	Requested Tranche Purchase Value × (1 - Settlement Flexibility), and
(ii)	Requested Tranche Purchase Value × (1 + Settlement Flexibility),

as agreed by the Parties in connection with a Delivered Tranche Notice. The flexibility percentage shall be expressed as a decimal (e.g., 25% as 0.25).

(oo)	“Term” means the three (3) months following the date of this Agreement.

(pp)	“Token Lending Agreement” Means the executed Token Lending Agreement entered into between the Parties on or about the Effective Date.

(qq)	“Token” means the cryptographic Token that is specified in a schedule to this Agreement.

(rr)	“Tranche” means an amount of Tokens that the Seller agrees to sell to the Buyer in exchange for USDT or USDC.

(ss)	“Tranche Notice” means either a Completed Schedule or an email, WhatsApp message or Telegram message with all material aspects of a Completed Schedule.

(tt)	“Tranche Purchase Amount” means the number of Tokens equal to the Tranche Purchase Value divided by the Tranche Purchase Price.

(uu)	“Tranche Purchase Price” means one of the following:

(i)	In the event of a Schedule A Tranche, (A) the TWAP of the Pricing Period, multiplied by (B) 100% plus the Tranche Premium to TWAP as set out in such Schedule, if any or,
(ii)	In the event of a Schedule B Tranche, (A) the Schedule B Tranche TWAP, multiplied by (B) 100% plus the Tranche Premium to TWAP as set out in such Schedule, plus or minus (C) the Make Whole, depending on the adjustment mutually agreed in accordance with this Agreement; or,
(iii)	In the Event of a Schedule C Tranche, the price indicated on the Delivered Tranche Notice.

(vv)	“Tranche Purchase Value” means the amount of USDT or USDC that the Buyer sends the Seller in exchange for Tokens, determined as follows:

(i)	Schedule A Tranches will have a Tranche Purchase Value equal to the lesser of the Requested Tranche Purchase Value indicated in the Delivered Tranche Notice and the Market Out Tranche Purchase Value;
(ii)	Schedule B Tranches will have a Tranche Purchase Value equal to the number of hours elapsed in Knockout Zone 1 multiplied by the Knockout Zone 1 Hourly Rate, plus the number of hours elapsed in Knockout Zone 2 multiplied by the Knockout Zone 2 Hourly Rate, plus the number of hours elapsed in Knockout Zone 3 multiplied by the Knockout Zone 3 Hourly Rate, plus the number of hours elapsed in Knockout Zone 4 multiplied by the Knockout Zone 4 Hourly Rate, plus the number of hours elapsed in Knockout Zone 5 multiplied by the Knockout Zone 5 Hourly Rate as described in Clause 3 of this Agreement, provided that in the event of a Market Out, Schedule B Tranches will have a Tranche Purchase Value equal to the Market Out Tranche Purchase Value;
(iii)	Schedule C Tranches will have a Tranche Purchase Value equal to the Requested Tranche Purchase Value indicated on the Delivered Tranche Notice; and
(iv)	where Settlement Flexibility has been agreed for a Tranche, the Tranche Purchase Value shall mean any amount within the Settlement Flexibility range, determined by the Seller at its sole discretion after the Requested Tranche Purchase Value has been determined.

(ww)	“TWAP” means the time-weighted average price of the Token during the applicable Pricing Period calculated by the Seller in good faith. The TWAP will be calculated as the average of hourly price averages. Each hourly price average will be calculated by summing all traded Token prices on the Exchange during the hour and dividing by the number of trades in the hour (“Hourly Average”). The final TWAP for calculating Tranche Purchase Prices will equal the sum of all Hourly Averages during the Pricing Period divided by the Tranche Pricing Period.

1.2.	References in this Agreement to the Clauses and Schedules are to the Clauses of, and Schedules to, this Agreement, and references to Paragraphs are to paragraphs in a Schedule. The Schedules form part of and are deemed to be incorporated in this Agreement, and the Seller and the Buyer are bound by the terms and conditions set out therein as if they were part of the body of this Agreement.

1.3.	References in this Agreement to any act, statute, or statutory provision include references to any such provision as amended, re-enacted, or replaced (with or without modification) provided that this Clause will not operate to impose any greater financial or other liability on any Party than it would have been under but for such amendment, re-enactment, replacement, or modification.

1.4.	References in this Agreement to the singular include references to the plural and vice versa and references to the masculine gender include references to the feminine and neuter gender and vice versa.

1.5.	Headings in this Agreement are inserted for convenience only and will not affect the interpretation of this Agreement or any part of it.

1.6.	In this Agreement, the words “includes”, “including,” and “included” will be construed without limitation.

1.7.	The words “hereof,” “herein,” “herewith,” and “hereunder” and words of similar import, when used in this Agreement, shall, in the absence of a specific provision to the contrary, refer to this Agreement as a whole.

1.8.	Any reference in this Agreement to a “person” includes any individual, body corporate, trust, partnership, joint venture, unincorporated association, or governmental, quasi-governmental, judicial or regulatory entity (or any department, agency or political sub-division of any such entity), in each case whether or not having a separate legal personality.

1.9.	References to this Agreement or to any other document or to any specified provision of this Agreement or any other document are to this Agreement, that document, or that provision as in force for the time being and as amended from time to time in accordance with the terms of this Agreement or that document or with the agreement of the relevant parties.

1.10.	USD and US Dollars denote the lawful currency of the United States of America. USDT and USDC have the meaning as used in Clause 5.

1.11.	A document shall be in “agreed form” if it is in such form as the parties may agree in writing is in a form they will execute.

2.	Purchase and Sale of Tokens

2.1.	The Buyer may request to buy a Tranche by sending the Seller a Tranche Notice. A Tranche Notice will be considered delivered under this Agreement with immediate effect when the Buyer and Seller have both agreed in writing to a Completed Schedule reflecting that Tranche Notice, as evidenced by their dual execution thereon (at such time, “Delivered”).

2.2.	The Pricing Period begins with immediate effect once the applicable Tranche Notice is Delivered. Notwithstanding the foregoing, (a) the Pricing Period can begin any time that is mutually agreed to by the Buyer and Seller in writing, and (b) Tranche Requests in the form of Schedule C will not automatically begin a Pricing Period and will instead settle based on the relevant Tranche Purchase Price.

2.3.	Within seventy-two (72) hours of either (a) the end of a Pricing Period or (b) if applicable, the date of a Delivered Schedule C Tranche Notice, the Buyer shall transfer, or cause the transfer of, the Tranche Purchase Value to the Seller provided there has been no Hacker Event during the Pricing Period. Notwithstanding anything herein to the contrary, the Buyer may, in lieu of transferring the Tranche Purchase Value, elect to reduce the Lent Token Amount, and such reduction shall be deemed to satisfy Buyer’s obligations pursuant to this Clause 2.3.

2.4.	Once a Tranche Purchase Value has been transferred to the Seller in accordance with Clause 2.3, the Seller will be obligated to the Buyer for the Tranche Purchase Amount (the “Obligation”).

2.5.	The Seller must transfer or cause to be transferred the Tranche Purchase Amount to the Buyer’s Wallet within 24 hours. Once the Buyer has received the Tranche Purchase Amount, and the Buyer has confirmed the same to the Seller in writing, the Obligation shall be considered “Settled” under this Agreement. The Obligation constitutes Tokens sold and bought under this Agreement.

2.6.	For any Tranche where the Parties have agreed in writing to apply a Premium and corresponding Settlement Flexibility, the Seller shall have the right to determine the actual Tranche Purchase Value within the Settlement Flexibility range. This amount shall be selected by the Seller following the determination of the Requested Tranche Purchase Value and shall be paid within the timeframe set forth in this Agreement. For the avoidance of doubt, the Tranche Purchase Amount shall be calculated based on the final Tranche Purchase Value as determined in accordance with any agreed Settlement Flexibility. Accordingly, any adjustment to the Tranche Purchase Value shall result in a corresponding adjustment to the number of Tokens the Buyer is entitled to receive under the relevant Tranche.

3.	Schedule B Tranche

3.1.	In addition to the terms of Clause 2, throughout the Term, the Buyer will have the right to request Tranches as Schedule B Tranches from the Seller by delivering a Schedule B Tranche Notice, which will include for each of Knockout Zone 1, Knockout Zone 2, Knockout Zone 3, Knockout Zone 4 and Knockout Zone 5 (in each case as applicable and as defined in the Schedule B Tranche Notice) the Knockout Zone 1 Daily Rate, Knockout Zone 2 Daily Rate, Knockout Zone 3 Daily Rate, Knockout One 4 Daily Rate and Knockout Zone 5 Daily Rate (in each case as defined in the applicable Schedule B Tranche Notice).

3.2.	The Pricing Period of a Schedule B Tranche will begin at the time indicated on the Delivered Schedule B Tranche Notice.

3.3.	During the Pricing Period set out in the Delivered Schedule B Tranche Notice, the Seller will record the Best Bid on the Exchange at the beginning of each hour of the Pricing Period and record this figure as the opening price of each such hour (for each hour, the “Opening Price”). Such Opening Price shall determine the Knockout Zone applicable for such hour of the Pricing Period and the Seller will determine and record the Historic Knockout Rates of each hour of the Pricing Period in the following way:

(a)	If the Opening Price at the beginning of an hour during the Pricing Period is equal to or between the minimum and maximum price of Knockout Zone 1 as indicated on the Schedule B Tranche Notice, then the Historic Knockout Rate of that hour will equal the Knockout Zone 1 Hourly Rate.

(b)	If the Opening Price at the beginning of an hour during the Pricing Period is equal to or between the minimum and maximum price of Knockout Zone 2 as indicated on the Schedule B Tranche Notice, then the Historic Knockout Rate of that hour will equal the Knockout Zone 2 Hourly Rate.

(c)	If the Opening Price at the beginning of an hour during the Pricing Period is equal to or between the minimum and maximum price of Knockout Zone 3 as indicated on the Schedule B Tranche Notice, then the Historic Knockout Rate of that hour will equal the Knockout Zone 3 Hourly Rate.

(d)	If the Opening Price at the beginning of an hour during the Pricing Period is equal to or between the minimum and maximum price of Knockout Zone 4 as indicated on the Schedule B Tranche Notice, then the Historic Knockout Rate of that hour will equal the Knockout Zone 4 Hourly Rate.

(e)	If the Opening Price at the beginning of an hour during a Pricing Period is equal to or between the minimum and maximum price of Knockout Zone 5 as indicated on the Schedule B Tranche Notice, then the Historic Knockout Rate of that hour will equal the Knockout Zone 5 Hourly Rate.

3.4.	Each hour during a Pricing Period under a Schedule B Tranche Notice will have a corresponding hourly average equal to the sum of all trades on the Exchange divided by the number of trades on that same exchange during such period, as applicable (the “Hourly Average”). For certainty, the Hourly Average and Historic Knockout Rate will be used to calculate the Historic Knockout Amount for each hour, which will then be used to calculate the Schedule B Tranche TWAP.

4.	Delivery of Certificates and Obligations

4.1.	Within seventy-two (72) hours of each Closing Date, the Seller covenants and undertakes to the Buyer that it shall deliver to the Buyer A completed Schedule D containing the breakdown of Tokens that will be sold to Buyer pursuant to the terms of the Delivered Tranche Notice.

4.2.	Within forty-eight (48) hours of each Closing Date, the Seller covenants and undertakes to the Buyer that it shall deliver to the Buyer the Tranche Purchase Amount.

4.3.	Within seven (7) calendar days after each calendar quarter ends, the Seller covenants and undertakes to the Buyer that it shall deliver to the Buyer a completed Schedule E containing certain information relating to all Tokens sold and bought under this Agreement during the immediately preceding quarter. In addition, Seller covenants and agrees to provide to the Buyer all other information reasonably requested by the Buyer in order for it to assess the speed, efficacy, fairness and best execution of the transactions executed hereunder.

5.	PAYMENT

Any payment to the Seller made by the Buyer pursuant to this Agreement will be made in accordance with this Clause 5 and as such, shall be denominated in USDT (the value-referenced crypto asset created by Tether Limited) or USDC (the value-referenced crypto asset created by Circle Internet Financial LLC) and made by transferring an amount in USDT or USDC equal to the US Dollar, USDC or USDT amount owed to the Seller Wallet. The Buyer shall retain full discretion over whether payments under this Agreement are made in USDC, USDT or USD or are otherwise setoff pursuant to Buyer’s rights in Clause 2.3. For certainty, the Parties agree that an exchange rate of USD 1 = USDT 1 and USD 1 = USDC 1 shall be used for the purposes of all payments made under or in association with this Agreement.

6.	COVENANTS

6.1.	General Covenants

(a)	The Seller covenants and agrees in all material aspects in favor of the Buyer during the Term that:

(i)	The Seller shall not, and shall not permit any of its Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives, or agents to promise, authorize, or make any payment to, or otherwise contribute any item of value, directly or indirectly, to any third party, including any Non-U.S. Official (as defined in the U.S. Foreign Corrupt Practices Act, 1977 (“FCPA”)), in each case, in violation of, as applicable, the U.K. Bribery Act, 2010 (“UKBA”), the BVI Proceeds of Criminal Conduct Act 2002 (“PCCA”) the FCPA, the Prevention of Corruption Act (Cap. 241) of Singapore (“PCA”), the Dutch Criminal Code (Wetboek van Strafrecht, DCC) and all other applicable laws regarding illegal payments and gratuities or any other applicable anti-bribery or anti-corruption law (collectively, “Improper Payment Laws”).
(ii)	The Seller shall use reasonable commercial effort to ensure compliance with the Improper Payment Laws as well as all applicable anti-money laundering laws;
(iii)	The Seller shall use reasonable commercial effort to, and shall cause each of its Affiliates to use reasonable commercial effort to:

(A)	ensure all operations and business of the Company shall be conducted in compliance with all Improper Payment Laws and applicable anti-money laundering laws:
(B)	Cease all of its or their respective activities, as well as remediate any actions taken by Seller, its Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives, or agents in violation of the Improper Payment Laws, or any other applicable anti-bribery or anti-corruption law; and
(C)	Take all measures reasonably necessary for the purposes of ensuring compliance with all applicable anti-money laundering laws and actions;

(iv)	To the extent that the Buyer determines that it is necessary to obtain certain information about the Seller or its Affiliates (including the Lender) in order to comply with any applicable laws or regulations in connection with the transactions contemplated hereunder, the Seller shall provide the Buyer with such information promptly upon such request, and acknowledges and accepts that the Buyer may refuse to proceed with its obligations hereunder until such requested information has been provided to the satisfaction of the Buyer;
(v)	The Seller shall, from the date hereof until the expiry of the Term, notify the Buyer of any material change in the documents and information provided by the Seller to the Buyer pursuant to this Agreement and in the absence of any notification in writing notifying of any change, and the Buyer is entitled to assume that the documents and information provided by the Seller remain materially true, correct, accurate, not misleading and unchanged;
(vi)	The Seller will at all times ensure there are Tokens available to satisfy the terms of this Agreement and the requirement to deliver Obligations free and clear of any claims or restrictions; and the Seller will have executed and delivered and continue to be bound by the Token Lending Agreement and shall be in good standing thereunder.
(vii)	The Seller shall independently assess all counterparties and trading venues for Tokens for best execution, and ensure that the Buyer plays no role in selecting any such counterparties and trading venues. Seller represents and warrants that it shall not be influenced by any executive officers, directors, or employees of the Buyer with respect to any routing, execution or other trading decisions.

6.2.	Covenants and undertakings of the Seller regarding the Tokens

(a)	The Seller covenants and agrees, during the period from the date of this Agreement through the end of the Term, as follows:

(i)	The Seller shall procure that the Tokens are not, and will not constitute securities of any form, units in a business trust, units in a collective investment scheme, capital markets product, or any other form of regulated product or investment in any jurisdiction (including but not limited to the United States of America);
(ii)	The Seller shall procure that all Tokens to be transferred to the Buyer are not and will not be directly or indirectly involved in any activities in connection with anti-money laundering and/or terrorism financing or any other acts in breach or contravention of any Requirement of Law;
(iii)	The Seller shall ensure that all Tokens transferred to the Buyer pursuant to this Agreement will be free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than as set forth herein;
(iv)	The Seller shall give prompt written notice to the Buyer of any litigation, proceeding or dispute affecting the Seller of the Token and, from time to time, furnish to the Buyer all information requested by the Buyer concerning the status of any such litigation, proceeding or dispute relating to the Seller; and

(v)	The Seller shall use reasonable commercial efforts to, and shall direct that its Affiliates use reasonable commercial efforts to, comply with all applicable rules, terms and conditions imposed by each of the Exchanges and all digital assets or crypto token exchanges on which the Tokens are, or will be, listed and traded, and it and its Affiliates shall not take any action or do any act or thing which may be prejudicial in any manner to the listing and trading of the Tokens on the each of the Exchanges or any other digital assets or crypto token exchanges on which the Tokens are, or will be, listed and traded.

6.3.	General covenants of the Parties

(a)	Punctual Payment. Each Party shall duly and punctually pay, transfer or otherwise deliver all amounts due under this Agreement, whether denominated in fiat or crypto, on the dates, times, and manner set out herein or which constitute the transfer of Tokens.

(b)	Corporate Existence and Conduct of Business. Each Party shall maintain its corporate existence in good standing and do or cause to be done all acts necessary or desirable to comply with all material applicable laws and all material contracts and to preserve and keep in full force and effect all licenses, rights and privileges necessary to enable such Party to operate and conduct its business as required to carry out its obligations under this Agreement and the Token Lending Agreement.

(c)	Compliance with Legislation. Each Party shall do or cause to be done all acts necessary or desirable to comply with all material applicable laws, including all anti-money laundering laws, and to preserve and keep in full force and effect all licenses, rights, and privileges necessary to enable such Party to operate and conduct its business and to advise the other Party of any anticipated changes or loss of such licenses, rights, and privileges. The Tokens will be held and used at all times in compliance with applicable laws.

(d)	Prohibited Contracts. Each Party will not, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on the ability of such Party to comply with the requirements of this Agreement and the Token Lending Agreement.

(e)	Keeping of Books. Each Party shall keep proper books of record and account, in which full and correct entries shall be made in respect of the arrangements of this Agreement and the Token Lending Agreement.

7.	WARRANTIES OF THE SELLER AND THE BUYER

7.1.	Each Party hereby warrants to the other Party that the warranties given in this Clause 7.1 shall be true and correct throughout the Term of this Agreement:

(a)	it has obtained all requisite shareholder and board approvals to enter into this Agreement and to perform all the obligations resulting therefrom;

(b)	the execution of this Agreement and the performance of its obligations arising therefrom are not in violation of any provision of its constating documents or of any previous contractual commitments with other parties;

(c)	as to the Seller, the entry into and performance by the Seller of its obligations under this Agreement does not and will not conflict with or cause a default under any finance agreement or finance instrument entered into by the Seller;

(d)	as to the Seller, none of the Seller or any of its Affiliates has instituted, or had instituted against it, any proceeding seeking a judgment of insolvency or bankruptcy or any other relief under applicable bankruptcy or insolvency law or other similar law affecting creditors’ rights, nor has a petition been presented for its winding up or liquidation, in each case to the extent that any such event would be reasonably likely to impair the Seller’s ability to perform its obligations under this Agreement in any material respect or prevent the Buyer from receiving the full benefit under this Agreement in any material respect;

(e)	no judicial, arbitral, or administrative proceedings have been brought against it or against any of its Subsidiaries before a court, an arbitration tribunal, or any authority that are current or pending and where there is a reasonable likelihood of an outcome that might reasonably be expected to have a Material Adverse Effect;

(f)	as to the Seller, as the Seller of the Tokens, it has complied with all applicable legal and regulatory requirements in respect of the transfer and/or sale of the Tokens;

(g)	as to the Seller, it is not required to be licensed, authorized, or otherwise regulated by any regulator or governmental authority in applicable jurisdictions for the business it is engaged in and/or the transactions contemplated hereunder, including the transfer and/or sale of the Tokens to the Buyer or the lending by the Token Lender of the Tokens under the Token Lending Agreement;

(h)	the Seller further represents that, upon the sale and transfer of the Purchased Amount and payment, therefore in accordance with the provisions of this Agreement, the Buyer will acquire legal and beneficial title to the Tokens, free and clear of any pledge, lien, security interest, encumbrance, claim, or equitable interest other than as set forth herein;

(i)	it has full power and authority to enter into this Agreement and to perform all the obligations resulting therefrom; and

(j)	its execution of this Agreement and the performance of the obligations arising therefrom are not in violation of any provision of its constitutional documents or of any previous contractual commitments with other parties.

8.	EVENTS OF DEFAULT AND TERMINATION AS A RESULT OF AN EVENT OF DEFAULT

8.1.	“Event of Default” shall mean any of the following occurrences:

(a)	a default by the Seller in the due performance of any of its obligations under this Agreement which, if curable, is not cured within ten (10) Business Days as from the earliest of: (i) the date on which the Seller becomes aware, or should have become aware, of such default and (ii) the date on which the Buyer notifies such default to the Seller, requesting that it be cured;

(b)	failure by the Seller to pay the Buyer any Tokens owed in accordance with the terms of this Agreement;

(c)	the suspension of trading of the Tokens on any of the Exchanges, except where the suspension from trading is with the prior written consent of the Buyer and lasts for no longer than five (5) Business Days;

(d)	any of the covenants set forth in Clauses 6.1, 6.2, 6.3, and 7.1 being materially breached and/or representations and warranties set forth in Clauses 6.1, 6.2, 6.3, and 7.1 ceasing to be true and correct as of any date following the date of this Agreement as if such representation and warranty was repeated on such date; or

(e)	either this Agreement or the Token Lending Agreement is materially breached (for whatever reason) by a Party or otherwise becomes void or unenforceable.

8.2.	It is agreed between the Parties that upon the occurrence of an Event of Default, the non-breaching party shall be entitled, at its sole discretion, to terminate this Agreement by way of written notice to the breaching party, in which case the Parties shall be under no further obligation arising out of this Agreement (except as otherwise specifically provided and except for any liability arising before or in relation to such termination).

9.	MISCELLANEOUS

9.1.	Notices

(a)	All notices under this Agreement shall be provided in writing and shall be delivered by email. Any notice shall be deemed to have been delivered at the timestamp of transmission.

(b)	The address and e-mail address for any Notice shall be set forth in Schedule F (as the same may be updated or modified by notice to the other Party in accordance with this Clause 9.1).

(c)	Each Party shall provide three (3) Business Days prior notice to the other Party of any change in e-mail address.

9.2.	Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies

(a)	This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, in each case only by a written instrument signed by authorized representatives of the Parties (or, in the case of a waiver, by an authorized representative of the Party waiving a condition or compliance). No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew, or extend this Agreement or to waive a condition or compliance with one or more of the terms hereof, as the case may be.

(b)	No delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Party of any such right, power, or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

(c)	The rights and remedies herein provided are cumulative and not exclusive of any rights, powers, and remedies provided by law.

9.3.	Binding Effect; No Assignment; Substitution

(a)	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Subject to the other provisions of Clause 9.3, neither this Agreement nor any rights or benefits hereunder may be assigned by either Party without the prior written consent of the other Party.

(b)	The Buyer may assign all or any of its rights under this Agreement to one or more of its Affiliates, it being understood that if the Buyer makes such an assignment, it shall nonetheless remain liable for the performance of its obligations pursuant to this Agreement.

9.4.	Costs

Both Parties shall pay its own costs and expenses incurred in relation to this Agreement.

9.5.	Governing Law and Jurisdiction

This Agreement and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Agreement) are governed by and shall be construed in accordance with the laws of the Cayman Islands. The Parties irrevocably agree that the courts of the Cayman Islands shall have exclusive jurisdiction to settle any claim, dispute or matter of difference that may arise in any way whatsoever out of or in connection with this Agreement (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Agreement or the negotiation of the transaction contemplated by this Agreement). The Buyer and the Seller waive and agree not to assert in any such action or proceeding any claim that it is not personally subject to the jurisdiction of such court, that the action or proceeding is brought in an inconvenient forum or that the venue of the action or proceeding is improper.

9.6.	No partnership or agency

Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership between any of the Parties or constitute any Party, the agent of another Party.

9.7.	Publicity

Each of the Parties to this Agreement hereby severally undertakes to each other that it will not make any public announcement statement or, communication or disclosure of whatever nature regarding this Agreement or the Debentures without the prior written consent of the other Party (save where required by the rules of any of the Exchanges or any applicable law or the rules of any regulatory body, in which event the relevant Party will consult to the extent feasible with the other Party prior to the making of such announcement, statement, communication or disclosure but will not be required to obtain the prior consent of the other Party).

9.8.	Severance

If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired, and if such provision would be valid or enforceable if some part of the provision were deleted, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable.

9.9.	Entire Agreement

This Agreement and the Token Lending Agreement collectively constitute the entire agreement between the Parties relating to its subject matter to the exclusion of any terms implied in law that may be excluded by contract. It supersedes and extinguishes any and all prior discussions, correspondence, negotiations, drafts, arrangements, understandings or agreements relating to such matters (including, for the avoidance of doubt any letter of intent executed by the Issuer on the one hand, and any affiliate of the Investor on the other hand). Each Party agrees and acknowledges that it is entering into this Agreement in reliance solely on the statements made or incorporated in it, and it is not relying on any other statement, representation, warranty, assurance, or undertaking made or given by any person, in writing or otherwise, at any time prior to the date of this Agreement (each a, “Pre-Contractual Statement”). Nothing in this Clause 9.9 limits or excludes any liability for fraud.

9.10.	Survival

The representations, warranties, and covenants set out in Clauses 6.1, 6.2, 6.3, and 7.1 shall survive and remain in full force and effect until the later of (A) the expiry date of the Term and (B) the date on which all Tranches have been Settled.

The parties have duly executed this Agreement on the date appearing at the beginning of it.

Berachain Operations Corporation		Greenlane Subsidiary Inc.

By:	/s/ Jonathan Ip	By:	/s/ William Levy
Name:	Jonathan Ip	Name:	William Levy
Its:	Authorized Signatory	Its:	Authorized Signatory
Date:	2/04/2026	Date:	2/04/2026

Signature Page to Purchase and Sale Agreement

Schedule A Tranche Notice

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Schedule B Tranche Notice

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Schedule C Tranche Notice

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Schedule D Tranche Breakdown

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Schedule E Quarterly Report

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Schedule F Notices

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